AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

	THIS AMENDMENT (Amendment) is made as of the 27th day of March, 2009 by and among Old Mutual Capital, Inc. (the Adviser), Liberty Ridge Capital, Inc. (the Sub-Adviser), and Old Mutual Funds
II, a Delaware statutory trust (the Trust) to the Investment Sub-Advisory Agreement, as amended, effective as to certain portfolios of the Trust the 19th day of April, 2006 and effective as to certain other portfolios of the Trust the 17th day of May 2006, by and between the Adviser, Sub-Adviser, and the Trust (the Sub-Advisory Agreement).

       The parties desire to reflect the completion of the reorganization of the Old Mutual Small Cap Fund into the Old Mutual TS&W
Small Cap Value Fund and the reorganization of the Old Mutual
Mid-Cap Fund into the Old Mutual TS&W Mid-Cap Value Fund
(together, the Reorganizations), effective following the close of business on March 27, 2009. Accordingly, effective immediately following the closing of the Reorganizations, Schedule A of the Sub-Advisory Agreement is deleted in its entirety and replaced with amended Schedule A, attached hereto.

       This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

	Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Sub-Advisory
Agreement shall continue in full force and effect.

       This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.


OLD MUTUAL CAPITAL, INC.

OLD MUTUAL FUNDS II



By: 	/s/
Mark E. Black

By:	/s/ Robert T. Kelly
Name:	Mark E.
Black

Name:	Robert T. Kelly
Title:
Chief Financial Officer

Title:	Treasurer






LIBERTY RIDGE
CAPITAL, INC.





By:	/s/ Stephen M. Wellman


Name:
	Stephen M. Wellman


Title:	PresidentAMENDED SCHEDULE A
DATED MARCH 27, 2009
TO
INVESTMENT SUB-ADVISORY AGREEMENT
AMONG
LIBERTY RIDGE CAPITAL, INC.,
OLD MUTUAL CAPITAL, INC.
AND
OLD MUTUAL FUNDS II


Effective April 19, 2006, pursuant to Paragraph 4 of the Agreement , the Adviser shall pay to the Sub-Adviser the following:
PORTFOLIO
Sub-Advisory Fee Breakpoint Asset Thresholds


$0 to less than $300 million
$300 million to less than $500
million
$500 million to less than $750 million
$750 million to l
ess than $1.0 billion
$1.0 billion to less than $1.5 billion$1.5 billion to less than $2.0 billion
$2.0 billion or greater







Old Mutual
Focused Fund
0.40%
0.35%
0.30%
0.25%

0.20%
0.15%
0.10%






Breakpoints will be calculated based on the total assets of each Fund.
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